UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2009
OCLARO, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-30684 (Commission File Number)	20-1303994 (I.R.S. Employer Identification Number)
2584 Junction Avenue
San Jose, California 95134

(Address, including zip code, of principal executive offices)
(408) 383-1400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 27, 2009, Oclaro, Inc. (the “Company”) (formerly known as Bookham, Inc.) filed a Form 8-K to report under Item 5.02 thereof that on April 21, 2009 the Board of Directors of the Company (the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), elected each of Giovanni Barbarossa, Ph.D., Gregory Dougherty and Joel A. Smith, III (the “New Directors”), to the Board. In addition, the Company reported that Mr. Dougherty was appointed to serve as Chair of the Compensation Committee of the Board (the “Compensation Committee”), Mr. Smith was appointed to serve as Chair of the Nominating Committee and that it expected that either Mr. Dougherty or Mr. Smith would also be appointed to the Audit Committee of the Board (the “Audit Committee” and together with the Nominating Committee and Compensation Committee, the “Committees”). The appointment of the New Directors to the Board, Mr. Dougherty to the Compensation Committee and Mr. Smith to the Nominating Committee was, in each case, effective as of the closing of the Merger on April 27, 2009 pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, by and among the Company, Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Avanex Corporation, a Delaware corporation (“Avanex”), whereby Merger Sub merged with and into Avanex (the “Merger”) and Avanex continued as the surviving corporation and a wholly owned subsidiary of the Company. This Amendment No. 1 on Form 8-K/A is being filed pursuant to Instruction 2 to Item 5.02 to provide the information called for under Item 5.02(d)(3).
     On May 6, 2009, the Board pursuant to the requirements of the Merger Agreement reconstituted the Committees. The Nominating Committee is now comprised of Mr. Smith (Chair), Bernard Couillaud and Edwards Collins. The Audit Committee is now comprised of Lori Holland (Chair), Mr. Collins and Mr. Dougherty. The Compensation Committee is now comprised of Mr. Dougherty (Chair), Mr. Collins and Ms. Holland.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.
Date: May 11, 2009	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer